Exhibit 99.1

News Release

news release

FOR IMMEDIATE RELEASE	May 4, 2020

SYKES ENTERPRISES, INCORPORATED REPORTS

FIRST QUARTER 2020 FINANCIAL RESULTS

--Unprecedented mobilization of the Company’s best-of-breed home agent platform counteracts the impact of COVID-19 as capacity utilization increases on a year-over-year basis

--Company delivers strong first quarter 2020 financial results as 2% revenue growth drives a 46% increase in operating income on a year-over-year basis

--Strong first quarter 2020 cash flow from operations sustains strong balance sheet with a net cash position

--Uncertainty necessitates suspension of 2020 business outlook

TAMPA, FL – May 4, 2020 – Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a leading full life cycle provider of global customer engagement services, multichannel demand generation and digital transformation, announced today its financial results for the first-quarter ended March 31, 2020.

First Quarter 2020 Financial Highlights

•

First quarter 2020 revenues of $411.2 million increased $8.3 million, or 2.0%, from $402.9 million in the comparable quarter last year, with the growth stemming from new client wins as well as existing and new program expansion across the financial services, technology and healthcare verticals, more than offsetting the lower demand in the communications, transportation & leisure and other verticals

•

Non-GAAP first quarter 2020 constant currency revenues (see section titled “Non-GAAP Financial Measures” for an explanation and see Exhibit 8 for reconciliation) increased 2.7% comparably, driven largely by the aforementioned factors

•

First quarter 2020 operating income increased 45.6% compared to the same period last year and operating margin increased to 5.9% from 4.2% for the comparable period last year. On a non-GAAP basis (see Exhibit 5 for reconciliation), which excludes the impact of acquisition-related intangibles and fixed-asset write-ups, restructuring charges and merger and integration costs, first quarter 2020 operating margin was 7.2% versus 6.7% in the same period last year. The increase in the comparable operating margins was due to strong overall demand, higher capacity utilization and rationalization of certain client programs with sub-par profitability. Costs related to ramp of new client and program wins throughout the quarter, however, tempered first quarter 2020 operating margin. Further, in the absence of COVID-19-related negative impacts, the Company estimates operating income in the first quarter of 2020 would have been approximately $5.0 million

Sykes Enterprises, Incorporated

Corporate Headquarters:

400 North Ashley Drive

Tampa, FL  USA  33602

1 ∙ 800 ∙ TO ∙ SYKES

http://www.sykes.com

EMEA Operations

599 Calder Road

Edinburgh EH11 4GA

Scotland

+44 (0) 131 458-6500

higher, or roughly 120 basis points. First quarter 2020 operating margin reflects the benefit of approximately $2.1 million, or 50 basis points, which swung from an expense of approximately $1.2 million (roughly 30 basis points) in the year ago quarter, related to a mark‐to‐market adjustment of stock‐based deferred compensation programs funded through Rabbi Trust investments, which were impacted by a decrease in global financial markets in the first quarter of 2020 and an increase in the prior year-ago quarter

•

First quarter 2020 diluted earnings per share were $0.34 versus $0.28 in the same period last year, up 22%, with the increase driven principally by a combination of higher demand, operating margins and capacity utilization, all of which was tempered by an estimated $0.09 of COVID-19 related negative impacts

•

On a non-GAAP basis, first quarter 2020 diluted earnings per share were $0.44 versus $0.45 on a comparable basis (see Exhibit 5 for reconciliation), which was tempered by an estimated $0.09 of COVID-19 related negative impacts

•

Consolidated capacity utilization rate increased to 73% in the first quarter of 2020 from 72% in the same period last year, due mostly to higher comparable demand. The Company was able to increase capacity utilization despite COVID-19 induced lockdowns by rapidly mobilizing its home agent platform globally

Americas Region

Revenues from the Company’s Americas region, including operations in North America and offshore (Latin America, South Asia and the Asia Pacific region), increased 2.5% to $332.9 million, or 81.0% of total revenues, for the first quarter of 2020 compared to $324.8 million, or 80.6% of total revenues, in the same prior-year period. On a constant currency basis (a non-GAAP measure, see Exhibit 8 for reconciliation), the Americas revenues increased 2.6% comparably, with the growth stemming from new client wins as well as existing and new program expansion across the financial services, technology, and healthcare verticals, more than offsetting the lower demand in the communications, transportation & leisure and other verticals.

The Americas income from operations for the first quarter of 2020 increased 19.0% to $35.8 million, with an operating margin of 10.7% versus 9.3% in the comparable quarter last year. On a non-GAAP basis, the Americas operating margin was 12.0% versus 11.9% in the comparable quarter last year, with the increase due to strong overall demand, higher capacity utilization and rationalization of certain client programs with sub-par profitability, all of which was partially moderated by costs associated with ramp of new client and program wins coupled with the impact of COVID-19 induced lockdowns and other related statutory measures in March 2020 (see Exhibit 6 for reconciliation).

EMEA Region

Revenues from the Company’s Europe, Middle East and Africa (EMEA) region increased 0.1% to $78.2 million, representing 19.0% of total revenues, for the first quarter of 2020, compared to $78.1 million, or 19.4% of total revenues, in the same prior-year period. On a constant currency basis (a non-GAAP measure, see Exhibit 8 for reconciliation), EMEA revenues increased 3.5% on a comparable basis driven by new client wins as well as existing and new program expansion principally within the technology, financial services and transportation & leisure verticals, more than offsetting the lower demand in the communications and other verticals.

The EMEA region’s income from operations for the first quarter of 2020 more than doubled to $3.2 million, with an operating margin of 4.1% versus 1.9% in the comparable quarter last year. On a non-GAAP basis, the operating margin increased slightly to 5.4% from 5.3% in the year-ago period, with higher demand and ramp of new programs tempered by project delays associated with Symphony as COVID-19 related lockdowns impacted the deployment of Robotic Process Automation (RPA) consultants to client sites (see Exhibit 6 for reconciliation).

Other

Other loss from operations, which includes primarily corporate as well as some other costs, decreased to $14.6 million, or 3.5% of revenues in the first quarter of 2020, compared to $14.8 million, or 3.7% of revenues in the prior-year period. On a non-GAAP basis (see Exhibit 6 for reconciliation), other loss from operations decreased to 3.5% of revenues from 3.9% in the year-ago period driven mostly by a benefit of approximately $2.1 million, or 50 basis points, which swung from an expense of approximately $1.2 million, or 30 basis points, in the year ago quarter, related to the previously discussed dynamics around the Rabbi Trust investments. Some of the reduction in other expenses was partially offset by investments across various functional groups, including marketing, human resources and information technology.

Other Income (Expense) and Taxes

Total other income (expense), net for the first quarter of 2020 was $(5.3) million compared to $(0.4) million for the same period in the prior year. Of the $4.9 million increase in expenses, approximately $3.3 million of which was a swing resulting from a mark-to-market expense versus a benefit in the prior year quarter related to the Company’s Rabbi Trust investment performance. The remaining impact was a result of foreign exchange volatility between the functional currencies in certain jurisdictions and the reporting currency of the Company coupled with an increase in losses from equity method investees, which more than offset the lower interest expense resulting from lower average outstanding borrowings and lower average interest rates than in the comparable period.

The Company recorded an effective tax rate of 27.3% in the first quarter of 2020 versus 28.6% in the same period last year and slightly above the estimated 25.0% provided in the Company’s February 2020 business outlook. The rate differential compared to the same period last year was largely driven by a flux in the geographic mix of earnings to lower tax rate jurisdictions. The effective tax rate increase relative to the Company’s February 2020 business outlook was predominantly due to an increase in losses the Company incurred in certain tax jurisdictions for which it received no tax benefit. The increase in losses was driven by foreign exchange volatility.

On a non-GAAP basis, the first quarter 2020 effective tax rate was 26.6% compared to 27.1% in the same period last year and above the estimated 25.0% provided in the Company’s February 2020 business outlook (see Exhibit 7 for reconciliation), with the decrease relative to the comparable period and business outlook due to aforementioned factors.

Liquidity and Capital Resources

The Company’s balance sheet at March 31, 2020 remained strong with cash and cash equivalents of $118.4 million, of which approximately 92.2%, or $109.1 million, was held in international operations and the majority of which will not be subject to additional taxes if repatriated to the United States. During the quarter, the Company generated $28.5 million in cash flow from operating activities and repurchased approximately 0.9 million shares at an average price of $26.60 per share for a total of $22.9 million. The Company has roughly 2.7 million shares remaining under its 10 million share repurchase program authorized in August 2011 and amended in March of 2016. At March 31, 2020, the Company had $75.0 million in borrowings outstanding up from $73.0 million under its $500.0 million credit agreement.

Business Outlook

Given the unprecedented nature of this event, the Company believes it is prudent to suspend providing business outlook for the time being. As the pandemic unfolds, the impact to clients, lines of businesses, geographies and verticals in which the Company operates is not likely to be uniform. With the Company’s robust and tenured home agent model, which can pivot from purely virtual to hub-and-spoke delivery, it has been agile in shifting work from brick and mortar facilities to home agents. Clients are validating this differentiation by shifting demand in the Company’s direction from other providers. Thus far, the Company is experiencing strong demand from certain lines of business such as customer support for food delivery players and digital business services providers. Similarly, the Company is picking up opportunities related to hardship support for its bank and credit card clients, along with support for fintech apps. The same goes for opportunities with clients in the communications and retail verticals as more people work from home. Some of this is expected to be offset by forecasted downturn in demand in the travel vertical. Similarly, and broadly speaking, it is challenging to model demand trends given a surge in global unemployment levels and their impact on final demand as well as expectations of pent-up demand. Second, the track of the virus remains uncertain as the year progresses and how some federal, state and municipal authorities react could impact access to labor. Third, it remains uncertain how clients will change service levels expectations along with their service delivery strategies. And finally, reviewing historical trends to assess future demand trajectory, which the Company typically utilizes as a way to calibrate and parameterize client forecasts, are likely to have limited application given the scope and speed of dislocation in the marketplace. That said, with a strong financial position relative to many in the industry and a highly differentiated business model, which is being validated by client actions, the Company believes it is well positioned to navigate the current backdrop and emerge even stronger as it has the wherewithal to continue reinvesting in its business.

Conference Call

The Company will conduct a conference call regarding the content of this release tomorrow, May 5, 2020, at 10:00 a.m. Eastern Standard Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/investor-relations/Investor-Resources/Investor-Relations-Home/default.aspx.

Non-GAAP Financial Measures

Non-GAAP indicators of performance are not measures of financial performance under U.S. Generally Accepted Accounting Principles (“GAAP”) and should not be considered a substitute for measures determined in accordance with GAAP. The Company, however, uses non-GAAP measures as a way to assist readers in further understanding the Company’s results. The Company believes these non-GAAP financial measures are important indicators of performance as they are intrinsic to how management evaluates and rewards performance from its underlying operations. Constant currency organic revenue growth, which is a non-GAAP measure, for instance, facilitates comparability between time periods as this presentation allows the Company to isolate the effect of acquisition-related revenues and exchange rate differences by assuming a constant exchange rate between periods for translation. Similarly, amortization of intangible assets and depreciation of the step up in value of purchased tangible assets are excluded for purposes of calculating the non-GAAP financial measures – including but not limited to non-GAAP operating margins, non-GAAP tax rate, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP income from operations – because the Company does not acquire businesses on a predictable cycle and the exclusion facilitates a more meaningful evaluation of current operating performance and comparison to operating performance in other periods as well as performance relative to its peers who are not acquisitive or as acquisitive. The Company also excludes the impact or any corresponding reversals of material restructurings approved by the appropriate level of management, gain or loss on sale of facilities, release of cumulative translation adjustment (CTA), lease obligations and facility exit costs, severance and related costs, non-cash impairment charges, merger and integration costs associated with an acquisition and accretion of interest on contingent consideration of an acquisition from non-GAAP Income (loss) from operations and non-GAAP net income because the amounts are not reflective of ongoing operating results and do not contribute to a meaningful evaluation of current operating performance or comparison to operating performance in other periods. Refer to the exhibits in the release for detailed reconciliations.

About Sykes Enterprises, Incorporated

Sykes Enterprises, Incorporated (“SYKES” or “the Company”) is a leading provider of multi-channel demand generation and global customer engagement services. The Company provides differentiated full lifecycle customer engagement solutions and services primarily to Global 2000 companies and their end customers principally in the financial services, communications, technology, transportation & leisure and healthcare industries. SYKES’ differentiated full lifecycle management services platform effectively engages customers at every touchpoint within the customer journey, including digital marketing and acquisition, sales expertise, customer service, technical support and retention, many of which can be optimized by a suite of robotic process automation (“RPA”) and artificial intelligence (“AI”) solutions. The Company serves its clients through two geographic operating regions: the Americas (United States, Canada, Latin America, South Asia and Asia Pacific) and EMEA (Europe, the Middle East and Africa). Its Americas and EMEA regions primarily provide customer-engagement solutions and services with an emphasis on inbound multichannel demand generation, customer service and technical support to its clients’ customers. These services are delivered through multiple communication channels including phone, email, social media, text messaging, chat and digital self-service. The Company also provides various enterprise support services in the United States that include services for its clients’ internal support operations, from technical staffing services to outsourced corporate help desk services. In Europe, the Company provides fulfillment services, which includes order processing, payment processing, inventory control, product delivery and product returns handling. Additionally, through the acquisition of RPA provider Symphony Ventures Ltd (“Symphony”) coupled with its investment in AI through XSell Technologies, Inc. (“XSell”), the Company also provides a suite of solutions such as consulting, implementation, hosting and managed services that optimizes its differentiated full lifecycle management services platform. SYKES’ complete service offering helps its clients acquire, retain and increase the lifetime value of their customer relationships. The Company has developed an extensive global reach with customer engagement centers across six continents, including North America, South America, Europe, Asia, Australia and Africa. It delivers cost-effective solutions that generate demand, enhance the customer service experience, promote stronger brand loyalty, and bring about high levels of performance and profitability. For additional information please visit www.sykes.com.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including SYKES’ estimates of its future business outlook, prospects or financial results. Statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions are intended to identify such forward-looking statements. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our clients, third parties and us. Among the important factors that could cause such actual results to differ materially are (i) the impact of economic recessions in the U.S. and other parts of the world, (ii) fluctuations in global business conditions and the global economy, (iii) SYKES’ ability of maintaining margins, (iv) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer engagement centers, (v) currency fluctuations, (vi) the timing of significant orders for SYKES’ products and services, (vii) loss or addition of significant clients, (viii) the early termination of contracts by clients, (ix) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (x) construction delays of new or expansion of existing customer engagement centers, (xi) difficulties or delays in implementing SYKES’ bundled service offerings, (xii) failure to achieve sales, marketing and other objectives, (xiii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (xiv) changes in applicable accounting principles or interpretations of such principles, (xv) delays in SYKES’ ability to develop new products and services and market acceptance of new products and services, (xvi) rapid technological change, (xvii) political and country-specific risks inherent in conducting business abroad, (xviii) SYKES’ ability to attract and retain key management personnel, (xix) SYKES’ ability to further penetrate into vertically integrated markets, (xx) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xxi) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxii) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xxiii) SYKES’ dependence on trends toward outsourcing, (xxiv) risk of interruption of technical and customer engagement center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxv) the existence of substantial competition, (xxvi) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxvii) risks related to the integration of the businesses of SYKES, including the Qelp, Clearlink, WhistleOut and Symphony acquisitions and the impairment of any related goodwill, (xxviii) the ability to execute on initiatives to address inefficiencies around recruitment and retention in the U.S. and rationalize underutilized capacity methodically and (xxix) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:

Subhaash Kumar

Sykes Enterprises, Incorporated

(813) 233-7143

Sykes Enterprises, Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

Exhibit 1

	Three Months Ended March 31,
	2020	2019
Revenues	$411,166	$402,925
Direct salaries and related costs	(266,945)	(261,728)
General and administrative	(103,247)	(104,680)
Depreciation, net	(12,461)	(13,897)
Amortization of intangibles	(4,119)	(4,286)
Impairment of long-lived assets	—	(1,582)
Income from operations	24,394	16,752
Total other income (expense), net	(5,250)	(383)
Income before income taxes	19,144	16,369
Income taxes	(5,226)	(4,682)
Net income	$13,918	$11,687

Net income per common share:
Basic	$0.34	$0.28
Diluted	$0.34	$0.28

Weighted average common shares outstanding:
Basic	41,132	42,169
Diluted	41,334	42,299

Sykes Enterprises, Incorporated

Segment Results

(in thousands)

(Unaudited)

Exhibit 2

	Three Months Ended March 31,
	2020	2019
Revenues:
Americas	$332,926	$324,777
EMEA	78,233	78,128
Other	7	20
Total	$411,166	$402,925

Operating Income (Loss):
Americas	$35,779	$30,068
EMEA	3,180	1,491
Other	(14,565)	(14,807)
Income from operations	24,394	16,752

Total other income (expense), net	(5,250)	(383)
Income taxes	(5,226)	(4,682)
Net income	$13,918	$11,687

Sykes Enterprises, Incorporated

Consolidated Balance Sheets and Supplementary Data

(in thousands, except seat data)

(Unaudited)

Exhibit 3

	March 31, 2020	December 31, 2019
Assets:
Current assets	$539,486	$558,786
Property and equipment, net	119,953	125,990
Operating lease right-of-use assets	196,737	205,112
Goodwill & intangibles, net	456,228	469,667
Other noncurrent assets	53,943	55,945
Total assets	$1,366,347	$1,415,500

Liabilities & Shareholders' Equity:
Current liabilities	$239,094	$253,633
Noncurrent liabilities	283,649	287,392
Shareholders' equity	843,604	874,475
Total liabilities and shareholders' equity	$1,366,347	$1,415,500

	Geographic Mix (% of Total Revenues)
	Q1 2020	Q1 2019
Americas (1)	81%	81%
Europe, Middle East & Africa (EMEA)	19%	19%
Other	0%	0%
Total	100%	100%

(1)

Includes the United States, Canada, Latin America, South Asia and the Asia Pacific Rim (APAC) Region. Latin America, South Asia and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S.-based clients.

	Vertical Industry Mix (% of Total Revenues)
	Q1 2020	Q1 2019
Financial Services	33%	32%
Technology	22%	19%
Communications	20%	23%
Transportation & Leisure	8%	9%
Healthcare	5%	5%
Other	12%	12%
Total	100%	100%

	Seat Capacity (2)
	Q1 2020	Q1 2019
Americas	40,600	40,200
EMEA	8,000	7,700
Total	48,600	47,900

	Capacity Utilization (2)
	Q1 2020	Q1 2019
Americas	74%	71%
EMEA	69%	73%
Total	73%	72%

(2)

The seat capacity and capacity utilization data are related to the Company’s brick-and-mortar call centers. At the end of the first quarter of 2020, the Company had approximately 3,200 legacy virtual seats.

Sykes Enterprises, Incorporated

Cash Flow from Operations

(in thousands, except seat data)

(Unaudited)

Exhibit 4

	Three Months Ended March 31,
	2020	2019
Cash Flow From Operating Activities:
Net income	$13,918	$11,687
Depreciation	12,519	13,957
Amortization of intangibles	4,119	4,286
Amortization of deferred grants	(85)	(95)
Changes in assets and liabilities and other	(1,922)	9,468
Net cash provided by operating activities	$28,549	$39,303

Capital expenditures	$11,818	$5,696
Cash paid during period for interest	$567	$946
Cash paid during period for income taxes	$3,799	$2,862

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(in thousands, except per share data)

(Unaudited)

Exhibit 5

	Three Months Ended March 31,
	2020	2019
GAAP income from operations	$24,394	$16,752
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	4,539	5,174
Merger & integration costs	779	2,176
Americas restructuring	(2)	2,694
Other	55	—
Non-GAAP income from operations	$29,765	$26,796

	Three Months Ended March 31,
	2020	2019
GAAP net income	$13,918	$11,687
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	4,539	5,174
Merger & integration costs	779	2,176
Americas restructuring	(2)	2,694
Other	55	—
Tax effect of the adjustments	(1,286)	(2,487)
Non-GAAP net income	$18,003	$19,244

	Three Months Ended March 31,
	2020	2019
GAAP net income, per diluted share	$0.34	$0.28
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	0.11	0.12
Merger & integration costs	0.02	0.05
Americas restructuring	—	0.06
Other	—	—
Tax effect of the adjustments	(0.03)	(0.06)
Non-GAAP net income, per diluted share	$0.44	$0.45

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information by Segment

(in thousands, except per share data)

(Unaudited)

Exhibit 6

	Americas		EMEA		Other (1)
	Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31,
	2020	2019	2020	2019	2020	2019
GAAP income (loss) from operations	$35,779	$30,068	$3,180	$1,491	$(14,565)	$(14,807)
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	3,459	4,074	1,080	1,100	—	—
Merger & integration costs	552	1,767	—	1,533	227	(1,124)
Americas restructuring	—	2,651	—	—	(2)	43
Other	—	—	—	—	55	—
Non-GAAP income (loss) from operations	$39,790	$38,560	$4,260	$4,124	$(14,285)	$(15,888)

(1)	Other includes corporate and other costs.

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 7

	Three Months Ended March 31,
	2020	2019
GAAP tax rate	27%	29%
Adjustments:
Acquisition-related depreciation and amortization of property and equipment and purchased intangibles	0%	-1%
Merger & integration costs	0%	0%
Americas restructuring	0%	-1%
Other	0%	0%
Non-GAAP tax rate	27%	27%

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information by Segment

(Unaudited)

Exhibit 8

	Three Months Ended March 31, 2020 vs. March 31, 2019 (2)
	Americas	EMEA	Other (3)	Consolidated
GAAP revenue growth	2.5%	0.1%	-65.0%	2.0%
Adjustments:
Foreign currency impact (1)	0.1%	3.4%	0.0%	0.7%
Non-GAAP constant currency organic revenue growth	2.6%	3.5%	-65.0%	2.7%

(1)	Foreign exchange fluctuations are calculated on a constant currency basis by translating the current period reported amounts using the prior period foreign exchange rate for each underlying currency.
(2)	Represents the period-over-period growth rate.
(3)	Other includes corporate and other costs.